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                                   EXHIBIT 12
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               COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES


                                                      THREE MONTHS ENDED          SIX MONTHS ENDED
                                                            MARCH 31,                MARCH 31,

 (IN THOUSANDS)                                         2004        2003         2004         2003
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
 Income before taxes on income and cumulative
   effect of an accounting change                   $252,176    $152,227     $488,116     $300,953
 Add fixed charges:
 Interest expense - excluding interest on
   deposits                                            8,053       3,711       15,729        7,587
 Interest expense - deposits                           1,040       1,573        2,182        3,380
 Interest factor on rent /1                            3,047       3,942        6,418        6,557
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 Total fixed charges                                  12,140       9,226       24,329       17,524
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 Earnings before fixed charges and taxes on         $264,316    $161,453     $512,445     $318,477
   income
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 Ratio of earnings to fixed charges - including
   interest on deposits                                 21.8        17.5         21.1         18.2
 Ratio of earnings to fixed charges - excluding
   interest on deposits                                 23.7        20.9         23.0         22.3
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/1 Interest factor on rent represents one-third of rental expense (the approximate portion of rental expense representing interest).
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